Fifth Street Finance Corp. Announces Fourth Quarter and Fiscal Year Ended September 30, 2016 Financial Results

GREENWICH, CT, November 29, 2016 - Fifth Street Finance Corp. (NASDAQ:FSC) ("FSC" or "we") today announced its financial results for the fourth fiscal quarter and year ended September 30, 2016.

Fourth Fiscal Quarter 2016 Financial Highlights

•	Net investment income of $25.7 million, or $0.18 per share;

•	Net asset value per share of $7.97;

•	Closed $123.0 million of new investments; and

•	Repurchased 2.0 million shares of common stock in the open market at an aggregate cost of $12.5 million.

Fiscal Year 2016 Financial Highlights

•	Net investment income of $106.7 million, or $0.72 per share, which covered the annual distributions to our stockholders of $0.72 per share;

•	Closed $844.5 million of new investments; and

•	Repurchased 7.0 million shares of common stock in the open market at an aggregate cost of $37.6 million.

“During the September quarter we continued to successfully execute on our strategic objectives and we are pleased that our net investment income covered our dividend for the seventh consecutive quarter, excluding incremental professional fees incurred earlier this year,” stated Todd G. Owens, FSC's Chief Executive Officer.  “Additionally, during the quarter we further executed on our share buyback program, repurchasing $12.5 million in stock. This brings our total repurchases for 2016 to $37.6 million, or 4.7% of our outstanding shares. Looking ahead, we are focused on bringing leverage levels back within our targeted range and remain committed to delivering strong returns to our stockholders.”

Portfolio and Investment Activity

FSC's Board of Directors determined the fair value of our investment portfolio at September 30, 2016 to be $2.2 billion, as compared to $2.4 billion at September 30, 2015. Total assets were $2.4 billion at September 30, 2016, as compared to $2.6 billion at September 30, 2015.

During the quarter ended September 30, 2016, we closed $123.0 million of investments in five new and five existing portfolio companies and funded $102.0 million across new and existing portfolio companies. This compares to closing $279.3 million of investments in ten new and six existing portfolio companies, and funding $288.0 million during the quarter ended September 30, 2015. During the quarter ended September 30, 2016, we received $134.4 million in connection with the repayments and exits of 11 of our debt investments, and an additional $26.3 million in connection with paydowns, syndications and sales of debt investments.

At September 30, 2016, our portfolio consisted of investments in 129 companies, 110 of which were completed in connection with investments by private equity sponsors, one of which was in Senior Loan Fund JV I, LLC ("SLF JV I") and 18 of which were in private equity funds. At fair value, 91.2% of our portfolio consisted of debt investments and 78.0% of our portfolio consisted of senior secured loans. Our average portfolio company debt investment size at fair value was $19.7 million at September 30, 2016, versus $20.7 million at September 30, 2015, with only 0.8% of the portfolio's fair value invested in the energy sector and no exposure to CLO equity.

At September 30, 2016, SLF JV I had $338.5 million in assets, including senior secured loans to 37 portfolio companies.  The joint venture generated income of $4.5 million to FSC during the fourth fiscal quarter, which represented an 11.3% weighted average annualized return on investment.

Our weighted average yield on debt investments at September 30, 2016, including the return on SLF JV I, was 10.4% and included a cash component of 9.6%. At September 30, 2016 and September 30, 2015, $1.6 billion and $1.7 billion, respectively, of our debt investments at fair value bore interest at floating rates, which represented 80.9% and 77.5%, respectively, of our total portfolio of debt investments at fair value.

Results of Operations

Total investment income for the quarters ended September 30, 2016 and September 30, 2015 was $59.2 million and $63.8 million, respectively. For the quarter ended September 30, 2016, the amount primarily consisted of $47.1 million of cash interest income from portfolio investments. For the quarter ended September 30, 2015, the amount primarily consisted of $52.0 million of cash interest income from portfolio investments. For the quarter ended September 30, 2016, payment-in-kind ("PIK") interest income net of PIK collected in cash represented 5.9% of total investment income.

Total investment income for the years ended September 30, 2016 and September 30, 2015 was $247.9 million and $265.5 million, respectively. For the year ended September 30, 2016, the amount primarily consisted of $197.2 million of cash interest income from portfolio investments. For the year ended September 30, 2015, the amount primarily consisted of $215.9 million of cash interest income from portfolio investments. For the year ended September 30, 2016, PIK interest income net of PIK collected in cash represented 4.8% of total investment income.

Net expenses for the quarters ended September 30, 2016 and September 30, 2015 were $33.5 million and $35.6 million, respectively. Net expenses decreased for the quarter ended September 30, 2016 as compared to the quarter ended September 30, 2015, due primarily to a $2.5 million decrease in base management fees, which was attributable to the permanent fee reduction that we agreed to with our investment adviser effective January 1, 2016, partially offset by a $0.8 million increase in professional fees.

Net expenses for the years ended September 30, 2016 and September 30, 2015 were $141.1 million and $150.5 million, respectively. Net expenses decreased for the year ended September 30, 2016 as compared to the year ended September 30, 2015, due primarily to a $9.9 million decrease in base management fees and a $6.5 million decrease in incentive fees paid to our investment adviser, partially offset by an $11.2 million increase in professional fees.

Net realized and unrealized losses on our investment portfolio for the quarters ended September 30, 2016 and September 30, 2015 were $29.1 million and $30.5 million, respectively. Net realized and unrealized losses on our investment portfolio for the years ended September 30, 2016 and September 30, 2015 were $173.3 million and $99.5 million, respectively.

Liquidity and Capital Resources

At September 30, 2016, we had $130.4 million of cash and cash equivalents (including $12.4 million of restricted cash), portfolio investments (at fair value) of $2.2 billion, $15.6 million of interest, dividends and fees receivable, $213.3 million of U.S. Small Business Administration ("SBA") debentures payable, $516.3 million of borrowings outstanding under our credit facilities, $410.6 million of unsecured notes payable, $18.4 million of secured borrowings and unfunded commitments of $215.7 million. Our regulatory leverage ratio was 0.83x debt-to-equity, excluding the debentures issued by our small business investment company ("SBIC") subsidiaries.

At September 30, 2015, we had $143.5 million of cash and cash equivalents (including $5.1 million of restricted cash), portfolio investments (at fair value) of $2.4 billion, $15.7 million of interest, dividends and fees receivable, $225.0 million of SBA debentures payable, $427.3 million of borrowings outstanding under our credit facilities, $115.0 million of unsecured convertible notes payable, $410.3 million of unsecured notes payable, $21.2 million of secured borrowings and unfunded commitments of $305.3 million. Our regulatory leverage ratio was 0.72x debt-to-equity, excluding the debentures issued by our SBIC subsidiaries.

Dividend Declaration

In addition to our previously declared dividend of $0.06 per share, which is payable on November 30, 2016 to stockholders of record on November 15, 2016, our Board of Directors met on October 18, 2016 and declared the following distributions:

•	$0.06 per share, payable on December 30, 2016 to stockholders of record on December 15, 2016;
•	$0.06 per share, payable on January 31, 2017 to stockholders of record on January 13, 2017; and
•	$0.06 per share, payable on February 28, 2017 to stockholders of record on February 15, 2017.

Dividends are paid primarily from distributable (taxable) income. To the extent our taxable earnings for a fiscal taxable year fall below the total amount of our dividend distributions for that fiscal year, a portion of those distributions may be deemed a return of capital to our stockholders. Our Board of Directors determines dividends based on estimates of distributable (taxable) income, which differ from book income due to temporary and permanent differences in income and expense recognition and changes in unrealized appreciation and depreciation on investments.

Stock Repurchase Program

On November 30, 2015, our Board of Directors authorized a common stock repurchase program to acquire up to $100 million of the outstanding shares of our common stock through November 30, 2016. During the quarter ended September 30, 2016, we repurchased 2.0 million shares of common stock in the open market at an aggregate cost of $12.5 million, bringing the total amount repurchased during the fiscal year to $37.6 million.

On November 28, 2016, our Board of Directors approved a new common stock repurchase program authorizing us to repurchase up to $12.5 million in the aggregate of our outstanding common stock through November 28, 2017. Any common stock repurchases under the newly authorized program are to be made in the open market, privately negotiated transactions or otherwise at times, and in such amounts, as management deems appropriate subject to various factors, including company performance, capital availability, general economic and market conditions, regulatory requirements and other corporate considerations, as determined by management. The newly authorized repurchase program may be suspended or discontinued at any time. We expect to finance the stock repurchases with existing cash balances or by incurring leverage.

Portfolio Asset Quality

We utilize the following investment ranking system for our investment portfolio:

•	Investment Ranking 1 is used for investments that are performing above expectations and/or capital gains are expected.

•	Investment Ranking 2 is used for investments that are performing substantially within our expectations, and whose risks remain materially consistent with the potential risks at the time of the original or restructured investment. All new investments are initially ranked 2.

•	Investment Ranking 3 is used for investments that are performing below our expectations and for which risk has materially increased since the original or restructured investment. The portfolio company may be out of compliance with debt covenants and may require closer monitoring. To the extent that the underlying agreement has a PIK interest provision, investments with a ranking of 3 are generally those on which we are not accruing PIK interest.

•	Investment Ranking 4 is used for investments that are performing substantially below our expectations and for which risk has increased substantially since the original or restructured investment. Investments with a ranking of 4 are those for which some loss of principal is expected and are generally those on which we are not accruing cash interest.

At September 30, 2016 and September 30, 2015, the distribution of our investments on the 1 to 4 investment ranking scale at fair value was as follows (dollars in thousands):

Investment Ranking	September 30, 2016			September 30, 2015
	Fair Value	% of Portfolio	Leverage Ratio	Fair Value	% of Portfolio	Leverage Ratio
1	$75,065	3.47%	3.44	$215,095	8.95%	1.85
2	1,946,682	89.90	4.51	2,040,006	84.91	4.94
3	41,163	1.90	7.41	122,128	5.08	5.54
4	102,581	4.73	7.51	25,266	1.06	NM	(1)
Total	$2,165,491	100.00%	4.61	$2,402,495	100.00%	4.60

_____________

(1)                 Due to operating performance this ratio is not measurable and, as a result, is excluded from the total portfolio calculation.

We may from time to time modify the payment terms of our investments, either in response to current economic conditions and their impact on certain of our portfolio companies or in accordance with tier pricing provisions in certain loan agreements. As of September 30, 2016, we had modified the payment terms of our investments in 16 portfolio companies. Such modified terms may include increased PIK interest rates and reduced cash interest rates. These modifications, and any future modifications to our loan agreements, may limit the amount of interest income that we recognize from the modified investments, which may, in turn, limit our ability to make distributions to our stockholders.

As of September 30, 2016, there were five investments on which we had stopped accruing cash and/or PIK interest or original issue discount ("OID") income that represented 6.1% of our debt portfolio at fair value in the aggregate.

Fifth Street Finance Corp.

Consolidated Statements of Assets and Liabilities

(in thousands, except per share amounts)

	September 30, 2016	September 30, 2015
ASSETS
Investments at fair value:
Control investments (cost September 30, 2016: $456,493; cost September 30, 2015: $333,520)	$388,267	$318,893
Affiliate investments (cost September 30, 2016: $34,955; cost September 30, 2015: $36,637)	39,769	40,606
Non-control/Non-affiliate investments (cost September 30, 2016: $1,792,410; cost September 30, 2015: $2,102,781)	1,737,455	2,042,996
Total investments at fair value (cost September 30, 2016: $2,283,858; cost September 30, 2015: $2,472,938)	2,165,491	2,402,495
Cash and cash equivalents	117,923	138,377
Restricted cash	12,439	5,107
Interest, dividends and fees receivable	15,568	15,687
Due from portfolio companies	4,077	2,641
Receivables from unsettled transactions	5,346	5,168
Deferred financing costs	11,479	16,051
Insurance recoveries receivable	19,729	—
Other assets	478	131
Total assets	$2,352,530	$2,585,657

LIABILITIES AND NET ASSETS
Liabilities:
Accounts payable, accrued expenses and other liabilities	$2,533	$4,946
Base management fee and Part I incentive fee payable	15,958	16,531
Due to FSC CT LLC	2,204	2,965
Interest payable	3,912	4,300
Amounts payable to syndication partners	754	1,316
Director fees payable	566	60
Payables from unsettled transactions	6,234	3,648
Legal settlements payable	19,500	—
Credit facilities payable	516,295	427,295
SBA debentures payable	213,300	225,000
Unsecured convertible notes payable	—	115,000
Unsecured notes payable	410,586	410,320
Secured borrowings at fair value (proceeds September 30, 2016: $18,929; proceeds September 30, 2015: $21,787)	18,400	21,182
Total liabilities	1,210,242	1,232,563
Commitments and contingencies
Net assets:
Common stock, $0.01 par value, 250,000 shares authorized; 143,259 and 150,668 shares issued and outstanding at September 30, 2016 and September 30, 2015, respectively	1,433	1,507
Additional paid-in-capital	1,591,466	1,631,523
Treasury stock, 423 shares at September 30, 2015	—	(2,538)
Net unrealized depreciation on investments and secured borrowings	(117,837)	(69,838)
Net realized loss on investments and secured borrowings	(306,228)	(180,945)
Accumulated overdistributed net investment income	(26,546)	(26,615)
Total net assets (equivalent to $7.97 and $9.00 per common share at September 30, 2016 and September 30, 2015, respectively)	1,142,288	1,353,094
Total liabilities and net assets	$2,352,530	$2,585,657

Fifth Street Finance Corp.

Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three months ended September 30, 2016	Three months ended September 30, 2015	Year ended September 30, 2016	Year ended September 30, 2015
Interest income:
Control investments	$4,604	$3,468	$17,122	$15,541
Affiliate investments	1,018	1,084	4,110	4,338
Non-control/Non-affiliate investments	41,319	47,406	175,584	195,988
Interest on cash and cash equivalents	118	19	380	55
Total interest income	47,059	51,977	197,196	215,922
PIK interest income:
Control investments	1,410	950	4,987	5,029
Affiliate investments	204	217	822	860
Non-control/Non-affiliate investments	2,447	1,826	8,219	7,500
Total PIK interest income	4,061	2,993	14,028	13,389
Fee income:
Control investments	313	273	2,715	1,841
Affiliate investments	12	16	320	52
Non-control/Non-affiliate investments	4,913	4,700	19,643	20,371
Total fee income	5,238	4,989	22,678	22,264
Dividend and other income:
Control investments	2,802	3,394	9,175	12,574
Non-control/Non-affiliate investments	—	417	4,795	1,326
Total dividend and other income	2,802	3,811	13,970	13,900
Total investment income	59,160	63,770	247,872	265,475
Expenses:
Base management fee	9,636	12,250	41,483	51,615
Part I incentive fee	6,402	7,015	22,091	28,575
Professional fees	1,837	1,084	15,232	4,079
Board of Directors fees	191	178	966	722
Interest expense	13,587	13,659	54,621	56,654
Administrator expense	289	484	1,891	3,090
General and administrative expenses	1,603	1,086	5,128	6,346
Loss on legal settlements	350	—	19,500	—
Total expenses	33,895	35,756	160,912	151,081
Base management fee waived	(80)	(145)	(338)	(546)
Insurance recoveries	(350)	—	(19,429)	—
Net expenses	33,465	35,611	141,145	150,535
Net investment income	25,695	28,159	106,727	114,940
Unrealized appreciation (depreciation) on investments:
Control investments	(10,727)	(5,324)	(53,599)	(21,874)
Affiliate investments	(56)	(421)	845	962
Non-control/Non-affiliate investments	37,034	(26,565)	4,830	(50,762)
Net unrealized depreciation on investments	26,251	(32,310)	(47,924)	(71,674)
Net unrealized (appreciation) depreciation on secured borrowings	(209)	474	(76)	658
Realized gain (loss) on investments and secured borrowings:
Control investments	(1,170)	(132)	(9,318)	(4,516)
Affiliate investments	—	—	3	72
Non-control/Non-affiliate investments	(54,000)	1,420	(115,968)	(24,085)
Net realized gain (loss) on investments and secured borrowings	(55,170)	1,288	(125,283)	(28,529)
Net increase (decrease) in net assets resulting from operations	$(3,433)	$(2,389)	$(66,556)	$15,395
Net investment income per common share — basic	$0.18	$0.18	$0.72	$0.75
Earnings (loss) per common share — basic	$(0.02)	$(0.02)	$(0.45)	$0.10
Weighted average common shares outstanding — basic	144,649	152,639	147,422	153,164
Net investment income per common share — diluted	$0.18	$0.18	$0.71	$0.75
Earnings (loss) per common share — diluted	$(0.02)	$(0.02)	$(0.45)	$0.10
Weighted average common shares outstanding — diluted	144,649	160,430	151,339	160,954
Distributions per common share	$0.18	$0.18	$0.72	$0.79

Conference Call Information

We will hold a conference call at 10:00 a.m. (Eastern Time) on Wednesday, November 30, 2016 to discuss our financial results. All interested parties are welcome to participate. Domestic callers can access the conference call by dialing (877) 290-1655. International callers can access the conference call by dialing +1 (531) 289-2889. All callers will need to enter the Conference ID Number 95159724 and reference "Fifth Street Finance Corp." after being connected with the operator. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected.  An archived replay of the call will be available approximately four hours after the end of the conference call and will be available through December 7, 2016 to domestic callers by dialing (855) 859-2056 and to international callers by dialing +1 (404) 537-3406. For all replays, please reference Conference ID Number 95159724. An archived replay will also be available online on the "Investor Relations" section of our website under the "News & Events - Calendar of Events" section. FSC's website can be accessed at fsc.fifthstreetfinance.com.

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a leading specialty finance company that provides custom-tailored financing solutions to small and mid-sized companies, primarily in connection with investments by private equity sponsors.  The company originates and invests in one-stop financings, first lien, second lien, mezzanine debt and equity co-investments.  FSC's investment objective is to maximize its portfolio's total return by generating current income from its debt investments and capital appreciation from its equity investments. The company has elected to be regulated as a business development company and is externally managed by a subsidiary of Fifth Street Asset Management Inc. (NASDAQ:FSAM), a nationally recognized credit-focused asset manager with over $5 billion in assets under management across multiple public and private vehicles. Having committed approximately $10 billion of loans over its 18-year track record, Fifth Street's platform has the ability to hold loans up to $250 million and structure and syndicate transactions up to $500 million.  Fifth Street received the 2015 ACG New York Champion's Award for "Lender Firm of the Year," and other previously received accolades include the ACG New York Champion's Award for "Senior Lender Firm of the Year," "Lender Firm of the Year" by The M&A Advisor and "Lender of the Year" by Mergers & Acquisitions.  FSC's website can be found at fsc.fifthstreetfinance.com.

Forward-Looking Statements

Some of the statements in this press release constitute forward-looking statements, because they relate to future events or our future performance or financial condition. Forward-looking statements may include statements as to the future operating results, dividends and business prospects of FSC. Words such as "believes," "expects," "seeks," "plans," "should," "estimates," "project," and "intend" indicate forward-looking statements, although not all forward-looking statements include these words. These forward-looking statements involve risks and uncertainties. Actual results could differ materially from those implied or expressed in these forward-looking statements for any reason. Such factors are identified from time to time in FSC's filings with the Securities and Exchange Commission and include changes in the economy and the financial markets and future changes in laws or regulations and conditions in the Company's operating areas. FSC undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:

Investor Contact:

Robyn Friedman, Executive Director, Head of Investor Relations

(203) 681-3720

ir@fifthstreetfinance.com

Media Contact:

James Golden / Aura Reinhard / Andrew Squire

Joele Frank Wilkinson Brimmer Katcher

(212) 355-4449